Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Bio-Path Holdings, Inc.

Bellaire, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-215205) and Form S-8 (File No. 333-156054) of Bio-Path Holdings, Inc. of our report dated March 15, 2016, relating to the 2015 consolidated financial statements, which appears in this Form 10-K.

/s/ Mantyla McReynolds, LLC

Salt Lake City, Utah

March 15, 2017